Exhibit 99


Digital  Power Reports  Financial  Results for the First Quarter Ended March 31,
2003

FREMONT, Calif., Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") today announced financial results for its first quarter ended March 31, 2003.

Digital Power reported revenues of $2,133,000 for the first quarter ended March 31, 2003, a decrease of 2% from $2,183,000 for the same quarter, ended March 31, 2002.

For the quarter ended March 31, 2003, Digital Power reported a net loss of $115,000 compare to a net loss of $196,000 for the same quarter last year. Digital Power reported an operating loss of $119,000 for the first quarter of 2003, compared to an operating loss of $157,000 for the first quarter of last year.

Commenting on the results, David Amitai, President and CEO, stated, "We are continuing our efforts to increase our revenues in our traditional markets, telecommunication, datacom, test and measurement equipment. Given the on-going softness in these markets, we are not experiencing significant improvements. However, we are not content with this situation and are embarking on efforts to penetrate other non-traditional markets to complement our core business.

Through our strategic relationship with Telkoor Telecom, Ltd., we have the advantage of access to Telkoor Telecom Ltd.'s significant presence in military markets and their engineering, operational and marketing infrastructure to support it. The access to this capability is opening market opportunities previously unavailable to Digital Power. Currently, we are in discussions with a potential customers in the military market and we are cautiously optimistic that these discussions will lead to new purchase order."

Digital Power designs, develops, manufactures, markets, and sells switching power supplies to telecommunications, datacom, test and measurement equipment manufactures, office and factory automation and instrumentation manufacturers. Digital Power's headquarter is located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements which are subject to contingencies and uncertainties which are set forth in Digital Power's filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon numerous assumptions about future conditions that could prove to be inaccurate including, but not limited to, that our efforts will result in increase revenues in our traditional markets and that we enter into purchase orders for the military market.

Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.

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Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)

                                     Three months
                                    Ended March 31,
    Statement of Operations Data     2003     2002

    Revenues                        $2,133   $2,183
    Operating loss on income          (119)    (157)
    Loss before taxes                 (123)    (170)
    Net loss                          (115)    (196)

    Net loss per share
      Basic and diluted             $(0.03)   $(0.04)


                                     As of March 31
    Balance Sheet Data               2003     2002

    Working capital                 $2,701   $1,717
    Total assets                     5,305    5,950
    Shareholders' equity             3,079    2,459